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                                                                   EXHIBIT 10.41


                      [LETTERHEAD OF CREATIVE COMPUTERS]



                               January 21, 1999



Mr. S. Keating Rhoads


Dear Keating:

     On behalf of Creative Computers, Inc. ("Creative," or the "Company"), it is my pleasure to confirm our offer to you of the position of Executive Vice President and Chief Operating Officer of Creative under the terms and conditions outlined below. As we discussed, you will report directly to Creative's CEO. Your responsibilities will be to act as Executive Vice President and Chief Operating Officer of the Company. Your duties may change from time to time as necessary. As we discussed, your position may involve and require travel and time away from your residence.


     You will start your new position as soon as possible and it will be effective from the date of the signing of this letter. Your employment relationship with Creative will remain "at will," and your employment may be terminated by the Company without cause and without notice in the sole discretion of the Company. If the Company terminates your employment (other than for "cause" as defined below) you will be entitled to severance in the amount equal to three months salary (as specified below), subject to your execution of a separation agreement, satisfactory to the Company's Board of Directors, containing customary mutual releases. For the purpose of this paragraph, "cause" shall mean: (i) a material breach by you of your employment obligations with the Company, which breach is not cured within fifteen (15) days after written notice thereof from the Company; (ii) your commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with your employment by the Company; (iii) your commission of an act involving willful misconduct or gross negligence on your part in the conduct of your duties as an officer of the Company; (iv) a material and willful violation of a federal or state law or regulation by you applicable to the business of the Company; (v) your conviction of, or pleading of nolo contendere to, a felony or a crime involving moral turpitude; or (vi) a diagnosis of your addiction to illegal drugs. No act, or failure to act, by you shall be considered
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                [LETTERHEAD OF CREATIVE COMPUTERS APPEARS HERE]


S. Keating Rhoads
January 21, 1999
Page Two


willful unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

     You will be employed in the Company's Torrance, California facility and accordingly need to commute to that facility.

     As compensation for your services you will earn a base salary of $233,400 per annum ($4,488 per week) payable in accordance with Creative's standard payroll practices. You will also be eligible to receive a bonus of up to $75,000 per annum in the sole discretion of Creative's Board of Directors or Compensation Committee, based upon its evaluation of your performance each year. Bonus performance goals will be set within the first ninety days of employment and annually thereafter and may be changed by mutual agreement of the parties. Your yearly salary may be increased or decreased, by mutual agreement.

     In addition to the compensation set forth above, provided you are employed by the company on the intended grant date described below, you will be granted an option to purchase 150,000 shares of the Common Stock of Creative. The option will be granted to you within ten days following the tax-free spin-off by Creative to its stockholders of its remaining shares held in uBid, Inc. (the "Distribution"), with a per share exercise price equal to the closing price of Creative's stock on the Nasdaq National Market on the date of grant. Vesting of your option will be at a rate of not less than 25% per year commencing on your date of hire, and vesting of your option will be subject to the condition that you are still employed by the Company. The option shall expire 90 days after you are no longer with the Company. If the Distribution does not occur by 12/31/99, Creative and you will negotiate in good faith on an alternative to the options described in this paragraph, that does not create an accounting charge for Creative.

     You will be eligible for all benefits (excluding car allowance) generally accorded a similarly situated executive officer of Creative associated with employment as an executive at Creative Computers.

     It is Company policy that all new employees pass a drug screen and background check before employment. By signing this offer letter, you consent for us to run the background check and agree to take the drug screen and have the results released to the Company. Please call our Human Resources Department at (310) 225-4072 to arrange for the drug test. We retain the right to terminate this offer and agreement (or to terminate your employment if you begin before we receive the results of the drug screen or background check) if either of these screens is not acceptable.

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                      [LETTERHEAD OF CREATIVE COMPUTERS]


S. Keating Rhoads
January 21, 1999
Page Three



     In addition, you agree not to in any way jeopardize or expose Creative to liability by using for Creative's benefit trade secrets of any former employer or client. You further agree and represent that you have not entered into any agreements with any former employer or client that would affect your ability to give your full efforts to Creative, would expose Creative to any liability, or would negatively impact Creative's ability to run its business and compete effectively for personnel or for business on a go-forward basis. You further agree to sign an employee proprietary information agreement. A copy of this agreement is attached for your review and signature.

     We look forward to you joining our organization. In order to confirm your agreement with an acceptance of these terms, please sign a copy of this letter and return it to us. This offer of employment is valid for three days from the date of this letter. If there is any matter in this letter that you want to discuss further, please do not hesitate to contact me.


Sincerely,

/s/ Frank F. Khulusi

Frank F. Khulusi
Chairman, President and Chief Executive Officer



Accepted and Agreed:



/s/ S. Keating Rhoads
---------------------------
S. Keating Rhoads

                                                                January 21, 1999